Mail Stop 3561

								February 17, 2006

Mr. Robert D. Welding
President and Chief Executive Officer
Federal Signal Corporation
1415 West 22nd Street
Oak Brook, Illinois 60523

RE:	Federal Signal Corporation (the "Company")
	Form 10-K for the Fiscal Year Ended December 31, 2004
	File No. 001-06003

Dear Mr. Welding:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

								Sincerely,


								Linda Cvrkel
      Branch Chief


Via facsimile:	Ms. Stephanie K. Kushner
		(630) 954-2138